EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144133 on Form S-8 of our report dated June 29, 2015, relating to the financial statements and supplemental schedules of Apogee Enterprises, Inc. 401(k) Retirement Plan appearing in this Annual Report on Form 11-K of Apogee Enterprises Inc. 401(k) Retirement Plan for the year ended December 31, 2014.

DELOITTE & TOUCHE LLP

Minneapolis, MN

June 29, 2015